UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934

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General Finance Corporation
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GENERAL FINANCE CORPORATION
 39 East Union Street
 Pasadena, CA 91103

October 15, 2010

Dear Stockholders:

We cordially invite you to attend the 2010 Annual Meeting of Stockholders. The meeting will be held on Thursday, December 9, 2010 at 10:00 a.m. Pacific Standard Time at the offices of General Finance Corporation located at 39 East Union Street, Pasadena, California.

The accompanying Notice of the 2010 Annual Meeting of Stockholders and Proxy Statement, which includes our Form 10-K for the fiscal year ended June 30, 2010 as filed with the Securities and Exchange Commission, describe the items to be considered and acted upon by stockholders.

At the meeting you will be asked to elect two Class A Directors and ratify the selection of Crowe Horwath LLP as our independent auditors for the fiscal year ending June 30, 2011.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date and return the enclosed proxy card, even if you plan to attend the meeting.

We look forward to seeing you at the meeting.

                                                                                Sincerely,

                                                                                Ronald F. Valenta
                                                                                Chief Executive Officer and President

GENERAL FINANCE CORPORATION
 39 East Union Street
 Pasadena, CA 91103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
To be held on December 9, 2010

TO OUR STOCKHOLDERS:

Notice is hereby given to the holders of common stock of General Finance Corporation that the Annual Meeting of Stockholders ("Annual Meeting") will be held on Thursday, December 9, 2010 at 10:00 a.m. Pacific Standard Time at the offices of General Finance Corporation located at 39 East Union Street, Pasadena, California.

At the Annual Meeting we will ask you to:

1.
Election of Directors.  Elect two Class A directors to serve for a term of three years and until their successors are elected and qualified. David M. Connell and Manuel Marrero, the persons nominated by the Board of Directors as the two Class A Directors, are described in the accompanying Proxy Statement;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. Ratify the selection of Crowe Horwath LLP as our independent auditors for the fiscal year ending June 30, 2011; and

3.	Other Business. Transact any other business that may properly be presented at the Annual Meeting.

If you owned common stock of General Finance Corporation on October 13, 2010, the record date, you are entitled to attend and vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the principal executive offices of General Finance Corporation located at 39 East Union Street, Pasadena, California beginning November 29, 2010 and at the Annual Meeting.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the Annual Meeting, and stockholders are encouraged to read it in its entirety. Under rules adopted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials both by sending you the accompanying proxy statement and proxy card and by notifying you of the availability of our proxy statement and our 2010 annual report to stockholders at the website www.cstproxy.com/generalfinance/2010. Web access to our proxy materials does not identify visitors to the website.

If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised by attending the Annual Meeting and voting in person, duly executing and delivering a proxy bearing a later date, or sending written notice of revocation to our Secretary at the Company’s address. Whether or not you plan to be present at the Annual Meeting, we encourage you to vote your proxy by following the instructions provided in this proxy statement or on the proxy card. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

                                                                                By Order of the Board of Directors,

                                                                                Christopher A. Wilson
                                                                                General Counsel, Vice President & Secretary

October 15, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on December 9, 2010:
Our proxy statement and our 2010 annual report to stockholders are available at http://www.cstproxy.com/generalfinance/2010

GENERAL FINANCE CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
 To be held on Thursday, December 9, 2010

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this Proxy Statement and proxy card?

We sent you this Proxy Statement and the enclosed proxy card because you own shares of common stock of General Finance Corporation, which we refer to herein as "we" or the "Company." This Proxy Statement, which is furnished by the Board of Directors of the Company, provides you with information that will help you cast your vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

When you complete, sign, date and return the proxy card, you appoint the proxy holders named therein (your proxies), as your representatives at the Annual Meeting. The proxy holders will vote your shares at the Annual Meeting as you have instructed them on your proxy card(s). If an issue that is not on the proxy card comes up for vote at the Annual Meeting, the proxy holders will vote your shares, under your proxy, in accordance with their best judgment.

We began sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on October 22, 2010 to all stockholders entitled to vote. Stockholders who owned Common Stock on October 13, 2010 (the record date) are entitled to vote. On the record date, there were 21,956,633 shares of Common Stock outstanding. The Common Stock is our only class of voting stock outstanding.

We have enclosed our Annual Report to Stockholders, which includes our Form 10-K for the fiscal year ended June 30, 2010 as filed with the SEC.

What am I voting on?

We ask you to vote on the election of two Class A directors and the ratification of the selection of Crowe Horwath LLP as our independent auditors for the fiscal year ending June 30, 2011. The sections entitled “Election of Directors” and “Ratification of Selection of Independent Auditors” give you more information on these proposals.

At the time this Proxy Statement was printed, we knew of no other matters to be acted on by the stockholders at the Annual Meeting.

How many votes do I have?

You have one vote for each share of our Common Stock you own.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either as a vote cast for or against in the election of directors or the ratification of selection of independent auditors.

How can I vote?

You may vote by Internet

You can vote via the Internet by following the instructions in your enclosed proxy card, notice and/or voting instructions form.

You may vote by telephone

You can vote by telephone by following the instructions in your enclosed proxy card, notice and/or voting instruction form.

You may vote by mail

You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the nominees for directors and FOR the ratification of the selection of independent auditors identified in this Proxy Statement.

You may vote in person at the Annual Meeting

You may attend the Annual Meeting and vote in person. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting. Otherwise, we cannot count your votes.

Please see the notice or voting instruction form your bank, broker or other holder of record provided you for more information on these options.

May I revoke my proxy?

Yes, you can change or revoke your proxy by Internet, telephone or mail, by notifying our Secretary in writing at our corporate headquarters before the Annual Meeting that you have revoked your proxy or by attending the Annual Meeting and voting in person.

How will shares I hold in street name be voted?

If your shares are held in street name, your brokerage firm, under certain circumstances, may not vote your shares without specific voting instructions under rules of The NASDAQ Stock Market, Inc. ("NASDAQ"). If you do not vote your proxy, your brokerage firm will leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you have more than one account at the transfer agent and/or with stockbrokers, you will receive separate proxy cards for each account. Please sign and return all proxy cards to ensure that all your shares are voted.

How many votes may be cast at the Annual Meeting?

Based on the number of shares of Common Stock outstanding on the record date, up to 21,956,633 votes may be cast on any matter.

How many shares do you need to hold the Annual Meeting (what are the quorum requirements)?

Shares representing a majority of our outstanding votes on the record date of October 13, 2010 must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Accordingly, a quorum will be 10,978,317 shares.

Shares are counted as present at the Annual Meeting if the stockholder either:

•	is present at the Annual Meeting; or

•	has properly submitted a proxy card.

Who nominates individuals for election to the Board of Directors?

Nominations for the election of individuals to the Board of Directors may be made by the Board of Directors or by any holder of our voting stock.

How many votes must the director nominees have to be elected?

The two nominees receiving the highest number of votes will be elected as directors. This number is called a plurality. If you do not vote for a particular nominee, or you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

How many votes are required to ratify the selection of auditors?

The selection of Crowe Horwath LLP will be ratified if a majority of the votes cast on the selection are in favor of ratification.

Who pays the costs of soliciting these proxies?

The Company pays for distributing and soliciting proxies and reimburse the reasonable fees and expenses of brokers, nominees, fiduciaries and other custodians in forwarding proxy materials to stockholders. The directors, officers and regular employees of the Company may solicit proxies in person, through mail, telephone or other means. We do not pay those individuals additional compensation for soliciting proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated Certificate of Incorporation, the Board of Directors must consist of no less than three members, the exact number of which is determined from time to time by the Board of Directors, divided into three classes designated Class A, Class B and Class C, respectively. The Board of Directors has presently fixed the number of directors at six.

The terms of the Class A directors will expire as of the annual meeting of stockholders in 2010, the terms of Class B Directors will expire as of the annual meeting of stockholders in 2011 and the term of the Class C Director will expire as of the 2012 Annual Meeting. Upon expiration of the terms of the Directors of each class as set forth above, the terms of their successors in that class will continue until the end of their terms and until their successors are duly elected and qualified.

The Board of Directors has nominated the two current Class A directors for re-election by the stockholders. Each nominee has indicated that he is willing to serve as a director. If any nominee is unable to serve or for good cause will not serve, your proxy holders may vote for another nominee proposed by the Board of Directors. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board of Directors may fill the vacancy until the next annual meeting.

Information About the Nominees and Continuing Directors

The following information is provided regarding the nominees and the continuing directors:

			Term to
Name	Age	Director Since	Expire
Nominees—Class A Directors:
David M. Connell	66	2005	2010
Manuel Marrero	52	2005	2010
Class B Directors:
Lawrence Glascott (Chairman)	76	2005	2011
James B. Roszak	67	2005	2011
Susan Harris	53	2008	2011
Class C Directors:
Ronald F. Valenta	51	2005	2012

Nominees

Both of the nominees are current directors and have consented to serve as directors. The Board of Directors has no reason to believe that either of the nominees will be unable to serve as a director. If a nominee is unable to serve or should a vacancy occur before the annual meeting, Board may reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted in favor of the election of the substitute nominee designated by the Board.

David M. Connell has been a director since November 2005. In 1999 Mr. Connell founded Cornerstone Corporate Partners, LLC, a consulting and advisory firm. Prior to establishing Cornerstone Corporate Partners in 1999, Mr. Connell served as President and a member of the Board of Directors for Data Processing Resources Corporation, or DPRC, from 1992 to 1999. DPRC was a NASDAQ-listed provider of information technology consulting services to Fortune 500 companies. Prior to his services with DPRC, from 1988 to 1993, Mr. Connell was engaged by Welsh, Carson, Anderson & Stowe, a New York private equity firm, to manage a group of portfolio companies. From 1990 to 1993, Mr. Connell served as Chairman and Chief Executive Officer of Specialized Mortgage Service, Inc., an information technology company serving the real estate, banking, and credit rating industries. From 1988 to 1990, he served as Chairman and Chief Executive Officer of Wold Communications, Inc., which later merged and became Keystone Communications, a leading satellite communications service provider. Mr. Connell brings to the Board business experiences which include the management of a publicly listed company, strategic planning and the structuring of incentive plans for businesses in diverse industries.

Manuel Marrero has been a director since November 2005. Since March 2009 Mr. Marrero has served as the Chief Executive Officer of the specialty finance companies of General Finance Group, Inc., a company controlled by Ronald Valenta. From January 2004 to March 2009, Mr. Marrero worked as a financial and operations management consultant with several companies, principally focused in consumer products brand management. From May 2002 until January 2004, Mr. Marrero served as the Chief Financial Officer of Mossimo, Inc., a designer and licensor of apparel and related products. From 1999 to 2001, Mr. Marrero was the Chief Operating Officer and Chief Financial Officer of Interplay Entertainment Corp., a developer, publisher and distributor of interactive entertainment software, and the Chief Financial Officer of Precision Specialty Metals, Inc. from 1996 to 1999, a light gauge conversion mill for flat rolled stainless steel and high performance alloy. He has served on the boards of Interplay OEM, Inc., Shiney Entertainment, Inc., Seed Internet Ventures, Inc., L.A. Top Producers, LLC, Friends of Rancho San Pedro and Tree People. Mr. Marrero’s business experiences and entrepreneurial accomplishments have assisted the Board in shaping the Company’s strategy and growth.

Continuing Directors

Lawrence Glascott has been our Chairman of the Board of Directors since November 2005. Mr. Glascott has served as a director of 99¢ Only Stores since 1996 where he currently serves on its Audit, Compensation and Nominating and Corporate Governance Committees. From 1991 to 1996 he was the Vice President — Finance of Waste Management International, an environmental services company. Prior thereto, Mr. Glascott was a partner at Arthur Andersen LLP and was in charge of the Los Angeles-based Arthur Andersen LLP Enterprise Group practice for over 15 years. Mr. Glascott’s experience in public accounting for companies in multiple industries provides the Board with key perspectives and insight.

Susan L. Harris has been a director since 2008.  Ms. Harris served as a director of Mobile Services Group, Inc. and Mobile Storage Group, Inc., portable storage companies from May 2004 to August 2006 and from May 2002 to August 2006, respectively. Ms. Harris retired from SunAmerica Inc., a NYSE listed financial services company, where she served in a variety of positions between 1985 and 2000, including her most recent position as Senior Vice President, General Counsel and Corporate Secretary.  Prior to joining SunAmerica, Ms. Harris worked for the law firm of Lillick, McHose and Charles, specializing in corporate and securities law.  Ms. Harris brings to our Board broad legal experience and knowledge of the portable storage industry that provide key perspectives in corporate governance and legal matters.

James B. Roszak has been a director since November 2005.  Mr. Roszak was employed by the Life Insurance Division of Transamerica Corporation, a financial services organization engaged in life insurance, commercial lending, equipment leasing and real estate services, from 1962 until his retirement in 1997. From 1978 to 1988 Mr. Roszak was based in Toronto, Canada and during that time served as the President and Chief Executive Officer of Transamerica's life insurance operations in Canada.  In 1988 Mr. Roszak returned to the U. S. Life insurance operations as the Chief Marketing Officer and was subsequently named President the capacity in which he served until his retirement. Mr. Roszak also served on the board of directors of buy.com, an Internet retailer and NASDAQ listed company and also served as its interim CEO from February 2001 to August 2001 when it was taken private. He was also a  director of National RV Holdings from June 2003 until July 2008.  He is currently a member of the Board of Trustees of Chapman University where he is the Chairman of the Finance Committee and he is also a member of the Board of Regents of Brandman University where he is the board secretary.  Our board benefits from Mr. Roszak's management and board experience and deep knowledge of finance, accounting, international business, operations and risk management.

Ronald F. Valenta has served as a director and as our Chief Executive Officer since our inception. He served as our Chief Financial Officer from inception through September 2006 and as our Secretary from inception through December 2007. Mr. Valenta has been the Chairman of General Finance Group, Inc. since 2008. From 1988 to 2003 Mr. Valenta served as the President and Chief Executive Officer of Mobile Services Group, Inc., a portable storage company he founded. From 2003 to 2006 Mr. Valenta was a director of the National Portable Storage Association, a storage industry non-profit organization. From 1985 to 1989, Mr. Valenta was a Senior Vice President of Public Storage, Inc. From 1980 to 1985, Mr. Valenta was with the accounting firm of Arthur Andersen & Co. in Los Angeles. Mr. Valenta’s experience in the portable storage industry, his financial and accounting background and the knowledge he acquired in managing diverse businesses provide the Board with key insights.

Board of Directors

General Oversight

The business of the Company is managed under the direction of the Company’s Board of Directors. The Board of Directors’ general oversight responsibility is conferred by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws. The leadership structure of the Board of Directors and its committees assist the Board of Directors in exercising its fiduciary duties as it oversees the Company’s business affairs, Chief Executive Officer performance and succession, internal controls over financial reporting and the Company’s long-term strategy.

Leadership Structure

The Company does not have a formal policy concerning whether the same individual may serve as the Chief Executive Officer and the Chairman of the Board. The company currently has one individual serving as the Chief Executive Officer and another individual serving as the Chairman of the Board.

Risk Oversight

The identification, evaluation and mitigation of risks arising in connection with the Company’s businesses are the responsibility of the Company’s senior management. The Board of Directors’ responsibility is to understand the risks related to the Company’s businesses and to oversee senior management’s mitigation of those risks.

The Board of Directors and the Audit Committee receive regular reports from senior management concerning the risks related to the Company’s businesses.

The Audit Committee and the Nominating and Governance Committee have certain risk management oversight responsibilities and regularly report to the Board concerning risk management. These reports include the risks considered by each committee and the direction given to management to mitigate these risks. The Audit Committee oversees compliance by the Company with legal requirements and regularly receives reports concerning the Company’s significant internal controls and the steps taken by management to maintain a strong internal controls environment. In addition, representatives of the Company’s independent auditors attend Audit Committee meetings, deliver presentations to the Audit Committee and meet with the Audit Committee in private session. The Company’s Chief Financial Officer and General Counsel also meet in private session with the Audit Committee.  The Nominating and Governance Committee develops corporate governance principles and oversees management’s evaluation and mitigation of risk relating to the Company’s Code of Ethics and business practices.

Corporate Governance

Our corporate governance reflects the practices and principles that guide the Company. Our corporate governance framework specifies the duties, responsibilities and rights of our stockholders, Board of Directors and management. Our corporate governance principles are found in the Company’s charter documents, the Company’s Code of Ethics, committee charters and other policies approved by the Board of Directors.

Director Independence

NASDAQ requires that a majority of the members of the Board of Directors be “independent directors,” which is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. All members of the Board’s Audit, Compensation and Nominating and Governance Committees are independent under The NASDAQ Stock Market rules and listing standards. In making these determinations, the Board of Directors was presented with a report from the Company’s General Counsel and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they relate to the Company. Each director and executive officer is required to complete a director and officer questionnaire each year which requires disclosure of transactions with the Company in which the director or officer, or any members of his or her family, have a direct or indirect material interest.

The Board of Directors has determined that Ms. Harris and Messrs. Connell, Glascott and Roszak are independent under The NASDAQ Stock Market rules and listing standards and have no relationship with the Company except as a director and stockholder. The Board determined that Mr. Valenta is not independent because he is the President and Chief Executive Officer of the Company. The Board determined that Mr. Marrero is not independent because he serves as the Chief Executive Officer of General Finance Group, Inc., a specialty finance company controlled by Mr. Valenta.

Lead Independent Director

The Company does not have a lead independent director.

Board and Committee Meetings

The Board of Directors held nine meetings during the fiscal year ended June 30, 2010, or fiscal year 2010.  Six of the nine meetings were regular meetings, and the remaining three meetings were special meetings.  The Board of Directors holds meetings each fiscal year according to a pre-arranged schedule, but the Board of Directors also holds special meetings and acts by written consent from time to time as needed.

Each director attended more than 75% of all meetings of the Board of Directors and board committees on which he or she served during the period he or she was a director in fiscal year 2010.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee regularly delivers reports to the full Board of Directors concerning its meetings and actions. In fiscal year 2010 the independent directors met in executive session five times, and the Audit Committee met in executive session during each of its regularly scheduled meetings.

Audit Committee. The Audit Committee consists of Mr. Roszak, as Chairman, Mr. Connell and Mr. Glascott. The Board of Directors has determined that each member of the Audit Committee qualifies as “independent” within the meaning of The NASDAQ Stock Market rules and listing standards and Section 10A of the Securities Exchange Act of 1934, as amended. Our Board has determined Mr. Roszak, Mr. Connell and Mr. Glascott each qualify as an “audit committee financial expert,” as defined in the rules and regulations of the SEC. In addition, we have certified to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

The functions of the Audit Committee and its activities during fiscal year 2010 are described below under the heading “Report of the Audit Committee.”

The Board of Directors has adopted a written charter for the Audit Committee and the Audit Committee within the past year has reviewed and assessed the adequacy of the charter, which was amended in February 2010. A copy of the Audit Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com  or by written request addressed to our Secretary.

The Audit Committee met seven times in fiscal year 2010.

Compensation Committee. The Compensation Committee consists of Mr. Connell, as Chairman, Ms. Harris and Mr. Roszak, each of whom is an independent director under NASDAQ rules and listing standards.

The purposes of the Compensation Committee are: (i) to determine and approve the goals, objectives and compensation structure for our executive officers; (ii) to review the performance of our executive officers; and (iii) to review the Company’s management resources, succession planning and development activities.

The Board of Directors established the Compensation Committee in May 2006, and the Compensation Committee adopted its charter in February 2007 and amended its charter in September 2009. A copy of the Compensation Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com  or by written request addressed to our Secretary.

The Compensation Committee met five times in fiscal year 2010.

Nominating and Governance Committee. The Nominating and Governance Committee consists of Ms. Harris, as Chairwoman, Mr. Connell and Mr. Roszak.

The Nominating and Governance Committee is responsible for certain matters which include reviewing the size and composition of the Board of Directors, overseeing the selection of persons to be nominated to serve on our Board of Directors and maintaining and overseeing the corporate governance of the Company.

The Board of Directors adopted a written charter for the Nominating and Governance Committee in January 2006 and amended its charter in September 2009. A copy of the Nominating and Governance Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com  or by written request addressed to our Secretary.

The Nominating and Governance Committee met five times in fiscal year 2010.

Composition of the Board of Directors and Review of Director Nominees

The Nominating and Governance Committee periodically assesses the size and composition of the Board of Directors. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors. The committee is responsible for identifying and assessing potential director candidates and recommending qualified candidates to the Board of Directors. When considering candidates for director, the Nominating and Governance Committee takes into account a number of factors, including the following:

•	Ethics and integrity;

•	Ability to attend regular and special board and committee meetings and willingness to perform the duties of a director;

•	Excellent moral character and reputation;

•	Industry knowledge, contacts and network of potential clients in industries served by the Company;

•	Ability to be responsible and fair-minded;

•	Prior experience on boards of directors;

•	Senior-level management experience; and

•	Possession of specific skills in auditing, accounting, personnel and finance.

Candidates need not possess all of these characteristics, nor are all of these factors weighed equally.

The Nominating and Governance Committee periodically determines whether any vacancies on the Board of Directors are expected. If vacancies are anticipated or arise, or the size of the Board of Directors expands, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Board of Directors through current Board of Directors members or management, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year.

The Nominating Committee will consider candidates for directors recommended by stockholders who follow the proper procedures in submitting the recommendation. The Board of Directors will consider candidates recommended by stockholders using the same criteria it applies to candidates recommended by directors. To be considered for election at an annual meeting, the recommendation must be submitted no later than October 25, 2010. The recommendation must by in writing addressed to the Secretary and must include the following: (i) statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating Committee; (ii) name and contact information for the candidate; (iii) statement of the candidate’s business and educational experience; (iv) information regarding each of the factors listed above (other than the factor regarding board size and composition) sufficient to enable the Nominating Committee to evaluate the candidate; (v) statement detailing any relationship between the candidate and any competitor of the Company; (vi) detailed information about any relationship or understanding between the writer and the candidate; and (vii) statement that the candidate is willing to be considered and is willing to serve as a director if nominated and elected.

Compensation Committee Interlocks and Insider Participation

No person who served on the Compensation Committee in fiscal year 2010 was, during the year or previously, an officer or employee of the Company or had a relationship with the Company requiring disclosure under Item 404 of Regulation S-K.  Since March 2009 Mr. Marrero has served as the Chief Executive Officer of the specialty finance companies of General Finance Group, Inc., a company controlled by Ronald Valenta.  Mr. Valenta has the power to set Mr. Marrero's incentive compensation. No other interlocking relationship exists between any member of the Board of Directors and any member of any other company’s board of directors or compensation committee.

Review and Approval of Transactions with Related Persons

The Company has not adopted a formal written policy regarding transactions with related persons. The Company’s Code of Ethics for Directors, Officers and Employees (“Code of Ethics”) requires the disclosure of all potential conflicts of interest. Delaware law in turn requires that each director or officer disclose to the Board of Directors all material facts relating to such director’s or officer’s relationship or interest in a proposed contract or transaction and that a majority of the Board of Directors, with any interested director abstaining, approve the contract or transaction in good faith.

The Company’s Board of Directors is responsible for reviewing any proposed transaction with related persons. The Board of Directors considers all relevant information in deciding whether to approve or reject a transaction with a related person.

Information relating to transactions between the Company and related persons is set forth in “Transactions with Related Parties.”

Communication with the Board Directors

Stockholders may communicate with the Board of Directors by writing to us at General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary. All notices and communications received in writing will be distributed to the Chairman of the Board or the chairman of the appropriate Board committee.

Code of Ethics

The Company’s Code of Ethics applies to all our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics sets forth the guiding principles by which the Board of Directors, officers and employees operate the Company’s businesses. The Code of Ethics is posted on our Internet website at www.generalfinance.com under the “Corporate Governance” section.

We will provide a copy of the Code of Ethics upon written request delivered to General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary.

Compensation of Directors

We currently have five non-employee directors that qualify for compensation.

The following table provides information concerning the compensation of the directors for fiscal year 2010:

Director Compensation
	Fees Earned
	or Paid in
Name	Cash ($)	Total ($)
Lawrence Glascott	$54,000	$54,000

David M. Connell	50,000	50,000

Manuel Marrero	36,500	36,500

James B. Roszak	51,250	51,250

Susan Harris	44,000	44,000

Ronald F. Valenta	—	—

In September 2009, the Compensation Committee approved a new schedule of compensation of our non-employee directors effective January 1, 2010 which, as reflected by the table below, reduced by ten percent the annual retainer payable to directors and established that if multiple committee meetings were held on the same day, the highest fee payable to a committee member for any meeting on such day would constitute the entire fee payable to such committee member for all meetings attended on a single day. These reductions do not apply to the fees payable to the committee chairs. The following table summarizes the schedule of compensation of our non-employee directors (directors who also serve as officers currently receive no additional compensation for their services as directors). In addition to the compensation set forth below, each director is also eligible for reimbursement of reasonable expenses incurred in connection with the director’s services.

Annual Retainer—Chairman of the Board	$36,000
Annual Retainer—Other Directors	27,000
Additional Annual Retainer — Audit Committee Chair	10,000
Additional Annual Retainer — Compensation Committee Chair	7,500
Additional Annual Retainer — Nominating and Governance Committee Chair	3,000
Board Meeting Attendance Fee—Chairman of the Board	2,000
Board Meeting Attendance Fee—Other Directors	1,500
Committee Meeting Attendance Fee	750
Telephonic Meeting Attendance Fee	500

The annual retainers are payable in advance in semiannual increments on June 30 and December 31.

Director Attendance at Annual Meetings

We have scheduled a board meeting in conjunction with our Annual Meeting and expect that our directors will attend, absent a valid business or personal reason not to attend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

On January 19, 2009, the Audit Committee approved the engagement of Crowe Horwarth LLP, or Crowe, as our independent registered public accounting firm.

The Audit Committee has selected Crowe as our independent auditors for fiscal year ending June 30, 2011, or fiscal year 2011. We are asking the stockholders to ratify this selection. We expect a representative from Crowe to be present at the Annual Meeting and the representative will have the opportunity to make a statement if desired and to respond to appropriate questions by stockholders.

Aggregate fees billed to us by Crowe for professional services rendered with respect to our fiscal year ended June 30, 2009, or fiscal year 2009, and fiscal year 2010 were as follows:

	2009	2010

Audit Fees	$383,691	$429,397
Audit-Related Fees	22,857	101,011
Tax Fees	61,947	82,804
All Other Fees	—	—

In the above table, in accordance with the SEC's definitions and rules, “audit fees” are fees we paid for professional services for the audit of our consolidated financial statements, including those in our Annual Report on Form 10-K and local statutory audit requirements, and reviews of our Quarterly Reports on Form 10-Q. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax fees” are fees for tax compliance, tax advice and tax planning.

The policy of the Audit Committee is that it must approve in advance all services (audit and non-audit) to be rendered by the Company’s independent auditors. The Audit Committee approved in advance the engagement of Crowe for services in fiscal year 2010.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CROWE AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2011.

The ratification of the selection of Crowe requires the affirmative vote of the holders of a majority of the number of shares voting on this matter. If the stockholders do not ratify the selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent auditors for fiscal year 2011. Because of the difficulty and expense of substituting accounting firms, it is the intention of the Audit Committee that the appointment of Crowe for fiscal year 2011 will stand unless, for a reason other than the adverse vote of the stockholders, the Audit Committee deems it necessary or appropriate to make a change. The Audit Committee also retains the power to appoint another independent auditor at any time or from time to time if it determines it is in our best interests.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K filed with the SEC and the unaudited financial statements included with Quarterly Reports on Form 10-Q filed with the SEC.

The Audit Committee met and discussed with management and the independent auditors the matters required to be discussed by Statements on Accounting Standards (SAS) No. 61. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and has received the written letter from the independent auditors required by Independence Standards Board Standard No. 1.

The Audit Committee also met and discussed with the independent auditors the overall scope and objectives of the audit, the Company’s internal controls and critical accounting policies, and the specific results of the audit. Management was present at all or some part of each of these meetings.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is neither the Committee’s duty nor responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and may not be, and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, consultations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

Respectfully Submitted,

James B. Roszak, Chairman
Lawrence Glascott
David M. Connell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 11, 2010, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Unless otherwise noted, we believe that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

	Beneficial Ownership
	Number of	Percent of
Name	Shares(1)	Class(1)
Ronald F. Valenta(2)(3)	4,387,667	20.	0%
James B. Roszak(2)(4)	55,875	(*	)
Lawrence Glascott(2)(5)	97,850	(*	)
Manuel Marrero(2)(6)	89,125	(*	)
David M. Connell(2)(7)	55,499	(*	)
Susan Harris(2)(8)	7,500	(*	)
Charles E. Barrantes(2)(9)	213,250	1.0%
Christopher Wilson(2)(10)	132,450	(*	)
Robert Allan(11)(12)	93,297	(*	)
Theodore M. Mourouzis(13)(14)	406,330	1.9%
Gilder, Gagnon, Howe & Co. LLC(15)	909,736	4.1%
Olowalu Holdings, LLC(16)	2,370,498	10.8%
2863 S. Western Avenue Palos Verdes, California 90275
Jonathan Gallen(17)	250,000	1.1%
299 Park Avenue, 17th Floor New York, New York 10171
Neil Gagnon(18)	4,662,991	21.2%
1370 Avenue of the Americas, Suite 2400 New York, New York 10019
Jack Silver(19)	765,000	3.5%
SIAR Capital LLC 660 Madison Avenue New York, New York 10021
Brencourt Advisors, LLC(20)	231,117	1.0%
600 Lexington Avenue 8 th Floor New York, NY 10022
Halcyon Asset Management LLC Halcyon Offshore Asset Management LLC (21)	875,842	4.0%
477 Madison Avenue New York, NY 10022
Ronald L. Havner, Jr.(22)	2,479,675	11.3%
LeeAnn R. Havner The Havner Family Trust c/o Karl Swaidan Hahn & Hahn LLP 301 East Colorado Boulevard, Suite 900 Pasadena, California 91101
Kaiser Investments Limited(23)	887,878	4.0%
Second Floor Windsor Place 22 Queen Street Hamilton, HM HX Bermuda
All executive officers and directors as a group (ten persons)	5,538,843	25.2%

(1)
Based on 21,956,633 shares of common stock outstanding. In accordance with the rules of the SEC, person is deemed to be the beneficial owner of shares that the person may acquire within the following 60 days (such as upon exercise of options or warrants or conversion of convertible securities). These shares are deemed to be outstanding for purposes of computing the percentage ownership of the person beneficially owning such shares but not for purposes of computing the percentage of any other holder.

(2)	Business address is c/o General Finance Corporation, 39 East Union Street, Pasadena, California 91103.

(3)
Includes: (i) 3,963,292 shares owned and 370,000 shares that may be acquired upon the exercise of warrants and (ii) 45,250 shares owned by Mr. Valenta’s wife and minor children and 9,125 shares that may be acquired upon the exercise of warrants owned by Mr. Valenta’s wife and minor children.

(4)	Includes 42,750 shares owned, 6,000 shares that may be acquired upon exercise of options and 7,125 shares that may be acquired upon the exercise of warrants.

(5)	Includes 66,300 shares owned, 6,000 shares that may be acquired upon exercise of options and 25,550 shares that may be acquired upon the exercise of warrants.

(6)	Includes 71,250 shares owned, 6,000 shares that may be acquired upon exercise of options and 11,875 shares that may be acquired upon the exercise of warrants.

(7)	Includes 41,166 shares owned, 6,000 shares that may be acquired upon exercise of options and 8,333 shares that may be acquired upon the exercise of warrants.

(8)	Includes 1,000 shares owned, 6,000 shares that may be acquired upon exercise of options and 500 shares that may be acquired upon the exercise of warrants.

(9)	Includes 28,500 shares owned, 180,000 shares that may be acquired upon exercise of stock options and 4,750 shares that may be acquired upon the exercise of warrants.

(10)	Includes 36,300 shares owned, 90,000 shares that may be acquired upon exercise of stock options and 6,150 shares that may be acquired upon the exercise of warrants.

(11)	Business address is Suite 201, Level 2, 22-28 Edgeworth David Avenue, Hornsby, New South Wales, Australia 2077

(12)	Includes 30,255 shares owned, 58,000 shares that may be acquired upon the exercise of stock options and 5,042 shares that may be acquired upon the exercise of warrants.

(13)	Business address is 2995 South Harding Street, Indianapolis, IN 46225.

(14)	Includes 341,708 shares owned, 20,000 shares that may be acquired upon exercise of stock options and 44,622 shares that may be acquired upon the exercise of warrants.

(15)
Information is based upon an Amendment to Schedule 13G filed on July 12, 2010. Gilder, Gagnon, Howe & Co. LLC is a New York limited liability and broker or dealer registered under the Securities Exchange Act of 1934. The shares shown include 28,865 shares as to which Gilder, Gagnon, Howe & Co. LLC has sole voting power and 880,871 shares as to which it has investment power. Of these 880,871 shares, 772,678 shares are held in customer accounts under which partners or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose or direct the disposition of the shares, 108,193 shares are held in accounts of its partners and 28,865 shares are held in its profit-sharing plan.

(16)
Information is based upon an Amendment to Schedule 13G filed on July 2, 2010. Olowalu Holdings, LLC (“Olowalu”), is a Hawaiian limited liability company, of which Rick Pielago and Marc Perez are the managers. Olowalu shares voting and investment power as to all of the shares shown with Lighthouse Capital Insurance Company, a Cayman Islands exempted limited company, and the Ronald Valenta Irrevocable Life Insurance Trust No. 1, a California trust, of which Mr. Pielago is trustee. The Ronald Valenta Irrevocable Life Insurance Trust No. 1 is an irrevocable family trust established by Ronald F. Valenta in December 1999 for the benefit of his wife at the time, any future wife, and their descendants. Mr. Valenta, himself, is not a beneficiary of the Trust, and neither he nor his wife or their descendants has voting or investment power, or any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of the shares held by the Trust. Mr. Pielago and Mr. Perez may be deemed to be the control persons of Olowalu, and Mr. Pielago may be deemed to be the control person of the Ronald Valenta Irrevocable Life Insurance Trust No. 1.

(17)	Information is based upon an Amendment to Schedule 13G filed on February 16, 2010. The shares shown are held by Ahab Opportunities, L.P. and Ahab Opportunities, Ltd.

(18)
Information is based upon a Schedule 13G filed on February 18, 2009. The shares shown include: (i) 2,423,544 shares beneficially owned by Mr. Gagnon; (ii) 901,598 shares beneficially owned by Mr. Gagnon over which he has sole voting power and shared dispositive power; and (iii) 1,760,502 shares held for certain customers of Gagnon Securities LLC, of which Mr. Gagnon is the managing member and the principal owner and over which he has shared dispositive power but no voting power.

(19)	Information is based upon an Amendment to Schedule 13G filed on December 11, 2009. The shares shown are held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Mr. Silver is a trustee.

(20)	Information is based upon a Schedule 13G filed on February 12, 2009 as an Investment Advisor with the Sole dispositive and power to vote or to direct the vote of 231,117 shares.

(21)
Information is based upon an Amendment to Schedule 13G filed on February 13, 2009. The shares shown consist of 875,842 shares beneficially owned by Halcyon Asset Management LLC and Halcyon Offshore Asset Management LLC over which they have sole voting power and dispositive power.

(22)
Information is based upon Amendment No. 2 to Schedule 13D filed on October 8, 2008. The shares shown include 2,000 shares as to which Ronald L. Havner has sole voting power and 3,000 shares as to which his wife, LeeAnn R. Havner, has sole voting power. Mr. and Mrs. Havner are Co-Trustees of The Havner Family Trust. The Trust owns 2,517,425 shares. As Co-Trustees of the Trust, Mr. and Mrs. Havner may he deemed to beneficially own all of the shares held by the Trust.

(23)
Information is based on a Schedule 13G filed July 2, 2010. Kaiser Investments Limited (“Kaiser”) is a Bermuda limited company, of which Colin James is the director. Kaiser shares voting power with Magna Carta Life Insurance Ltd. (“Magna Carta”), a Bermuda limited company. Kaiser, Magna Carta and HFD Family Trust (“HFD Trust”), a Cayman Islands Trust of which Rick J. Pielago is the protector. The HFD Trust is an irrevocable family trust established by Ronald F. Valenta in August 2008 for the benefit of his minor children and their descendants. Mr. Valenta, himself, is not the beneficiary of the HFD Trust, and neither he nor his minor children nor their descendants have voting or investment power, of any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of the shares held by Kaiser, Magna Carta and the HFD Trust. Colin James may be deemed to be the control person of Magna Carta, and Mr. Pielago may be deemed to be the control person of Kaiser and the HFD Trust.

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports with the SEC on changes in their beneficial ownership of common stock and to provide us with copies of the reports. We believe that all of these persons filed all required reports on a timely basis in fiscal year 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The Company’s overall compensation program is designed to align the interests of our executive officers with the interests of our stockholders. We believe the most effective compensation programs align the interests of executive officers and stockholders by rewarding the achievement by executive officers of specific annual goals which fit within the framework of the Company’s strategy and which increase long-term stockholder value.  We structure the compensation of our executive officers to reward the achievement of the strategic goals that drive stockholder value.

Executive Compensation Program

The Compensation Committee of the Board of Directors is responsible for the establishment and development of the Company’s compensation philosophy. The Compensation Committee establishes, implements and monitors the structure of the Company’s executive compensation program.

The Compensation Committee designs the executive compensation program based upon the following key principles:

•	Reinforce the business strategy;

•	Balance rewards addressing both short-term and long-term strategic and operational decisions needed to ensure sustained business performance over time;

•	Motivate executives to deliver a high degree of business performance without encouraging unnecessary and excessive risk taking;

•	Align executives’ interests with the stockholders’ interests; and

•	Attract and retain talented executives whose skills and achievements will increase stockholder value.

The Compensation Committee believes the structure and implementation of the executive compensation program underlines its compensation philosophies. In September 2010, the Compensation Committee granted options to acquire 298,000 shares of common stock to members of the General Finance Corporation, Pac-Van and Royal Wolf management teams. The structure of these stock option grants aligns stockholders and optionholders by conditioning vesting upon the attainment of three-year financial goals. The Compensation Committee believes that these performance-based stock options will focus management on creating long-term stockholder value. The structure of the non-equity, performance-based incentive compensation for fiscal year 2010, which awards 60% of annual bonuses based upon achieving budgetary goals, also focuses the executive team on increasing revenues and profitability, a key element of the Company’s business strategy. The implementation of the executive compensation program also underlined our commitment to pay for performance: when the Company did not achieve its fiscal year 2010 budgetary goals, bonuses paid to members of the executive team were reduced. The reductions in bonuses for fiscal year 2010 for each member of the executive team ranged from 6.4% to 47.6% of the bonus target. The executive compensation program therefore reflected the Company’s compensation philosophies by reducing executive compensation when the Company’s business goals were not met.

For the fiscal year 2010, the principal components of compensation for the principal executive officer, the principal financial officer and the other three most highly compensated executive officers, or collectively the Named Executive Officers, were:

1.	Annual base salary;

2.	Non-equity performance-based incentive compensation; and

3.	Long-term equity incentive compensation.

In fiscal year 2010, the Compensation Committee did not retain or rely upon information provided by any third-party compensation consultant in setting compensation levels and awards for our Named Executive Officers. Our Compensation Committee made all final compensation decisions for our Named Executive Officers for fiscal year 2010.

Elements of Compensation.

Base Salaries. Annual base salaries provide executive officers with a set level of cash compensation. We establish base salaries at levels so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual incentive compensation). Base salaries are set based on factors, as applicable, that include whether a salary level is competitive with comparable companies, the recommendations of Mr. Valenta for the other Named Executive Officers and the business judgment of the members of the Compensation Committee, as discussed further below. The Compensation Committee reviews base salaries annually for the Named Executive Officers. None of the Named Executive Officers received increases in base salary in fiscal year 2010.

Bonuses. Annual cash bonuses are designed to reward our executive officers, including each of the Named Executive Officers and certain employees, for achievement of financial and operational goals and individual performance objectives to enable us to meet long and short-term goals. In fiscal year 2010 the objectives related to financial factors, such as goals for earnings before interest, income taxes, depreciation and amortization and other non-operating costs, or EBITDA, utilization of lease fleet and rental revenue, compliance with covenants relating to indebtedness and the achievement of other corporate, operational and financial goals. These goals and bonuses are determined annually at the discretion of the Compensation Committee in consultation with the Chief Executive Officer.

The Committee’s decision to pay a portion of the annual cash bonuses for fiscal year 2010 performance was based upon the achievement of some of the Company’s strategic goals the Named Executive Officers and other officers. The Compensation Committee predetermined strategic goals for each Named Executive Officer, assessed the achievement of those goals and determined actual bonus amounts based upon the recommendations of Mr. Valenta and their collective business judgment. The Compensation Committee sets these goals after considering a variety of factors. The Compensation Committee does not believe that the structure of the bonuses or equity based compensation will require the executive officers to operate the Company’s businesses in ways or using methods that will expose the Company to risks that are reasonably likely to have a material adverse effect on the Company.

Equity-Based Compensation.  Equity awards of stock options are long-term incentives designed to reward long-term growth in the stockholder value. Stock options assist in the retention of executives because they are not exercisable at the time of grant and achieve their maximum value only if the executive continues to be employed for a period of years. Stock options have value solely to the extent that the price of our common stock increases over the exercise price set as of the date of grant. The Compensation Committee believes that our executive officers should have an incentive to improve the Company’s performance by having an ongoing stake in the success of our business. The Compensation Committee seeks to create this incentive by granting executive officers stock options upon the commencement of their employment with the Company.

Stock Option Grant Practices

Stock options are granted with an exercise price of not less than 100% of the fair market value of our common shares on the date of grant, so that the executive officer may not profit from the option unless the price of our common shares increases. Options granted by the Compensation Committee also are designed to help us retain executive officers in that options are not exercisable at the time of grant, and achieve their maximum value only if the executive remains in the Company’s employ for a period of years.

The Compensation Committee determines stock option award levels in their discretion, primarily based on the recommendations of Mr. Valenta and consideration of an individual’s responsibilities and performance and equity awards at comparable companies.

Stock option grants to all of our executive officers and other employees, including the Named Executive Officers, must be approved by the Compensation Committee of the Board, which consists entirely of independent directors. Grants occur only at meetings of the Compensation Committee and such grants are made effective as of the date of the meeting or a future date, as in the case of the hiring of a new employee. Stock option awards are not timed in coordination with the release of material non-public information. The exercise price of all stock options granted is equal to the closing market price of our common shares on the date of grant.

Role of Executive Officers.

In general, Mr. Valenta attends all meetings of the Compensation Committee at which compensation of the other Named Executive Officers or compensation policy is reviewed. Mr. Valenta does not vote on items before the Compensation Committee. The Compensation Committee and the Board solicit Mr. Valenta’s views on the performance of the executive officers who report to him.

Compensation Surveys.

Each component of compensation we pay to our Named Executive Officers—salary, cash bonuses and stock options—is based generally on the Committee’s subjective assessment of each individual’s role and responsibilities. Consideration of market rates is an additional factor reviewed by the Committee in determining compensation levels; we do not “benchmark” or specifically target certain levels of compensation. For our executive officers, generally, we determine market compensation rates by reviewing public disclosures of compensation paid to senior executive officers by other companies of comparable size and market capitalization. In fiscal year 2010 the comparable companies reviewed were:

•	McGrath RentCorp;

•	Mobile Mini, Inc.; and

•	Williams Scotsman, Inc.

The Compensation Committee also bases its payment of base salary and annual bonuses for Named Executive Officers, other than the chief executive officer, on the attainment of objectives established by the Compensation Committee, based upon recommendations from Mr. Valenta. In establishing individual bonuses for senior executives, the Compensation Committee considers growth in the enterprise value, common stock price, EBITDA and other financial and corporate objectives, together with the executive officer’s contribution to the Company’s growth and profitability.

Compensation of Executives

The Compensation Committee sets the base salaries, bonus and equity compensation for the other Named Executive Officers after consideration of the recommendations prepared by Mr. Valenta with respect to the appropriate amounts to reward and incentivize each Named Executive Officer. Mr. Valenta used information relating to each executive officer’s responsibilities and achievements in accomplishing the corporate objectives set by the Compensation Committee for the previous year, his assessment of the individual performance of each Named Executive Officer and to recommend to the Compensation Committee the annual incentive bonuses for each of the other Named Executive Officers.

Mr. Valenta has recommended, and the Compensation Committee has agreed, that following the Company’s performance and current economic conditions, that Mr. Valenta’s base salary not be increased.  The Compensation Committee believes that maintaining Mr. Valenta’s salary at its current level and his ownership of Company stock promotes the alignment of Mr. Valenta’s interests with stockholders.

In June 2010, the Compensation Committee considered the achievement of the Company’s fiscal year 2010 revenues and EBITDA and the recommendations of Mr. Valenta with respect to the payment of bonuses to the other Named Executive Officers. The Compensation Committee considered that during fiscal year 2010, the completion by the Named Executive Officers of certain strategic and operational initiatives and the oversight of the completion of the acquisition of Pac-Van and acquisitions by Royal Wolf.  For example, after Pac-Van and Royal Wolf did not attain their EBITDA targets for fiscal year 2010, bonuses to Pac-Van and Royal Wolf management were reduced and performance-based stock options were forfeited.  None of the Named Executive Officers received any bonus based upon the achievement of EBITDA goals.

Based on the review of the Compensation Committee and the consideration of Mr. Valenta’s recommendations, Mr. Valenta, did not receive a bonus for fiscal year 2010.  Mr. Barrantes, Mr. Wilson, Mr. Mourouzis and Mr. Allan received bonuses for the achievement of specific individual objectives, but bonuses based on EBITDA targets were not awarded.  Mr. Barrantes received a portion of his bonus based on his management of professional fees, cash flows and taxes and his timely and accurate filing of all public reporting of the Company. The specific objectives for the payment of a portion of Mr. Wilson's bonus included the standardization of legal agreements and the management of legal counsel. The specific objectives of Mr. Allan's cash bonus included the effective management of collections, inventory, the training of direct reports and the implementation of best practices. Following its assessment of their completion of strategic and operational initiatives, the Compensation Committee awarded cash bonuses for fiscal year 2010 to Mr. Barrantes of $50,000, to Mr. Wilson of $50,000 and to Mr. Allan of AUD $105,000.

In September 2010, after consultation with Mr. Valenta, the Compensation Committee set fiscal year 2011 annual base salaries, corporate performance targets for fiscal year 2011 and cash bonus targets for fiscal year 2011 for the Named Executive Officers. The fiscal year 2011 annual base salaries of Mr. Barrantes, Mr. Wilson and Mr. Allan were set at $200,000, $200,000 and AUD $364,000, respectively. The corporate performance targets and annual cash targets for fiscal year 2011 were chosen by the Compensation Committee based on the planned achievement by the Named Executive Officers of specific financial and operational goals. The Committee believes that the goals, while challenging, particularly in the current economic environment, are achievable.  Neither the Committee nor Mr. Valenta believe that the fiscal year 2011 goals will require the Named Executive Officers to take risks to achieve their EBITDA goals that are reasonably likely to have a material adverse effect on the Company.

Severance

Pursuant to separate employment agreements with Mr. Valenta, Mr. Barrantes and Mr. Wilson, we will make a severance payment equal to one year’s salary if such person's employment is terminated by General Finance without cause or by the employee for good cause, each as defined in their respective employment agreements.

Each of these three employment agreements provide that each executive may be terminated for cause, and General Finance would therefore not be required to pay severance equal to one year's salary, if such executive breaches his employment agreement, commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust, is convicted of or pleads guilty or no contest to any theft, fraud, breach of fiduciary duty or crime involving moral turpitude or felony, committed acts which give rise to liability for discrimination or harassment, violates directions from the board of directors or chief executive officer, acts in a manner that harms the reputation of General Finance, is found liable of violating securities or other laws, fails to advance or cooperate with any investigation by General Finance or misrepresents his experience or employment history.

Each of Mr. Valenta, Mr. Barrantes and Mr. Wilson may terminate their employment for good reason and receive severance equal to one year's salary if General Finance reduces their base salary, permanently relocates their place of employment more than 40 miles from their current residence, hires a person to perform the job functions currently performed by such executive or assigns such executive duties beneath the duties they ordinarily perform.

We may also elect to pay six months’ compensation to Mr. Allan in lieu of providing six months prior notice of termination of his employment. The employment agreement of Mr. Mourouzis does not provide for the payment of severance if his employment is terminated without cause, as defined in his employment agreement.

Perquisites and Other Personal Benefits

We do not have programs in place to provide personal perquisites for our executive officers. Mr. Barrantes and Mr. Wilson participate in the medical and dental insurance of Pac-Van at the expense of General Finance. Messrs. Valenta, Barrantes and Wilson are also eligible to participate in the 401(k) retirement plan of Pac-Van, Inc. Mr. Allan participates in medical and dental insurance of Royal Wolf at Royal Wolf’s expense, and Royal Wolf contributes to Mr. Allan’s retirement plan as required by Australian law. We do not have any other retirement plans under which our executive officers may participate.

Tax & Accounting Considerations

Deductibility of Executive Compensation—Code Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and the three other highest paid employees of a publicly held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by stockholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Committee has and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

Accounting for Stock-Based Compensation.  For the issuances of stock options, the Company follows the fair value provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. FASB ASC Topic 718 requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date. For a discussion of valuation assumptions used in the calculation of these amounts for fiscal year 2010, see Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Stock Option Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2010 filed with the SEC on September 24, 2010.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted,

David M. Connell, Chairman
Susan Harris
James B. Roszak

Summary Compensation Table

The following table contains summary compensation information of the following executive officers, or our “Named Executive Officers,” for fiscal years 2010, 2009 and the year ended June 30, 2008, or fiscal year 2008.

Summary Compensation Table

				Option
				Awards	All Other
Name and Principal Position	Year	Salary	Bonus	(4)	Compensation	Total
Ronald F. Valenta Chief Executive Officer (6)	2010	$200,000	$—	$—	$—	$200,000
	2009	77,778	—	—	25,000	102,778

Charles E. Barrantes Chief Financial Officer and Executive Vice President (1)(5)	2010	$200,000	$50,000	$142,700	$—	$392,700
	2009	200,000	42,000	137,600	5,250	384,850
	2008	200,000	90,000	137,600	10,533	438,133

Christopher A. Wilson General Counsel, Vice President and Secretary (2)(5)	2010	$200,000	$50,000	$173,700	$—	$423,700
	2009	200,000	42,000	168,600	9,598	420,198
	2008	109,167	108,133	92,100	11,335	321,435

Robert Allan Chief Executive Officer, Royal Wolf (3)	2010	$303,752	$89,954	$90,500	$—	$484,206
	2009	261,813	21,468	128,500	—	411,781
	2008	313,764	107,575	71,600	—	492,939

Theodore Mourouzis President and Chief Operating Officer, Pac-Van, Inc. (7)(8)	2010	$175,049	$17,000	$62,400	$1,051	$255,500
	2009	163,221	50,042	42,700	3,450	259,413

(1)	The employment of Mr. Barrantes commenced in September 2006.

(2)	The employment of Mr. Wilson commenced in December 2007. Fiscal year 2008 included a signing bonus of $70,833.

(3)
Mr. Allan became a Named Executive Officer in conjunction with our acquisition of Royal Wolf effective September 13, 2007. The salary reflected in this table was for the full fiscal year 2008. Australian dollar to U.S. dollar exchange rates used were 0.8567 in fiscal year 2010, 0.7480 in fiscal year 2009 and 0.8965 in fiscal year 2008.

(4)
The amounts shown are the amounts of compensation expense recognized by us relating to the grants of stock options, as described in FASB ASC Topic 718. For a discussion of valuation assumptions used in the calculation of these amounts, see Note 2, “ Summary of Significant Accounting Policies,” and Note 9, “Stock Option Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2009 filed with the SEC on September 24, 2010.

(5)	Other compensation represents reimbursement of medical and dental insurance premiums.

(6)	The employment of Mr. Valenta commenced in February 2009. Other compensation represents a one-time expense allowance.

(7)
Mr. Mourouzis became a Named Executive Officer in conjunction with our acquisition of Pac-Van, Inc. effective October 1, 2008. Included in the bonus paid in fiscal year 2009 was $45,042, which pertained to periods prior to our acquisition of Pac-Van.

(8)	Other compensation represents 401(k) plan contributions by Pac-Van, Inc.

Plan-Based Awards

We have two compensation plans, our 2006 Stock Option Plan and our 2009 Stock Incentive Plan. Subsequent to December 2009, grants of stock options will be made only from the 2009 Stock Incentive Plan. The following table provides information concerning each grant of an award made to the Named Executive Officers in fiscal year 2010.

Option Grants in Fiscal Year 2010

			All Other
		Date of	Option Awards:	Exercise or
		Approval of	Number of	Base Price of	Grant Date
		Grants by the	Securities	Option	Fair Value of
		Compensation	Underlying	Awards	Option
Name	Grant Date	Committee	Options (#)	($/Shares)	Awards ($)
Charles E. Barrantes	1/26/10	1/26/10	20,000 (1)	$1.28	$19,800
Christopher A. Wilson	1/26/10	1/26/10	20,000 (1)	1.28	19,800
Theodore M. Mourouzis	1/26/10	1/26/10	30,000 (1)	1.28	29,700

(1)	These options vest over 20 months subject to performance conditions based on, among other things, achieving a certain EBITDA target per fiscal year 2010.

The following table provides information concerning outstanding options as of June 30, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Number of	Number of
	Securities	Securities		Equity Incentive Plan
	Underlying	Underlying		Awards: Number of
	Unexercised	Unexercised		Securities Underlying
	Options	Options		Unexercised Unearned
	(#)	(#)		Options	Exercise Price	Expiration
Name	Exercisable	Unexercisable		(#)	($/Sh)	Date
Charles E. Barrantes	135,000	90,000	(1)	—	$7.30	9/11/16
	—	20,000	(6)	—	1.28	1/26/20
Christopher A. Wilson	90,000	135,000	(2)	—	9.05	12/14/17
	—	20,000	(6)	—	1.28	1/26/20
Robert Allan	58,000	27,000	(3)	—	8.80	1/22/18
	—	20,000	(4)	20,000	5.35	7/23/18
Theodore Mourouzis	10,000	100,000	(5)	60,000	6.40	10/1/18
	—	30,000	(6)	30,000	1.28	1/26/20

(1)	These options vest in five equal annual installments on September 11 of each of 2007, 2008, 2009, 2010 and 2011, subject to continued service with us, and have a ten-year term.

(2)	These options vest in five equal annual installments on December 14 of each of 2008, 2009, 2010, 2011 and 2012, subject to continued service with us, and have a ten-year term.

(3)	These options vest in five equal annual installments on January 22 of each of 2009, 2010, 2011, 2012 and 2013. These stock options are subject to continued service with us and have a ten-year term.
(4)
These options vest over 38 months subject to performance conditions based on achieving a certain EBITDA target for fiscal year 2010. These stock options are subject to continued service with us and have a ten-year term.

(5)
50,000 of these options vest in five equal installments beginning October 1, 2009 and 60,000 of these options vest in varying periods over 71 months subject to performance conditions based on Pac-Van, Inc. achieving certain EBITDA targets for the fiscal years 2010 through 2013. These stock options are subject to continued service with us and hold a ten-year term.

(6)
These options vest over 20 months subject to performance conditions based on, among other things, achieving a certain EBITDA target for fiscal year 2010. These stock options are subject to continued service with us and hold a ten-year term.

No Named Executive Officer exercised any stock options during fiscal year 2010.

Employment Agreements

On February 11, 2009, we entered into an employment agreement with Ronald Valenta, under which he agreed to serve to serve as our Chief Executive Officer. Under the employment agreement, Mr. Valenta receives a base annual salary of $200,000 and is eligible to receive an annual bonus each fiscal year of up to 35% of  his base salary, provided he is employed on the last day of such year. We reimburse Mr. Valenta up to $2,500 per month for a car allowance and health, dental, vision and supplemental disability premiums for Mr. Valenta and his family. Mr. Valenta is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

On September 11, 2006, we entered into an employment agreement with Charles E. Barrantes, under which he agreed to serve as our Executive Vice President and Chief Financial Officer. Under the employment agreement, Mr. Barrantes receives a base annual salary of $200,000 and is eligible to receive an annual bonus each fiscal year of up to 35% of his base salary, provided he is employed on the last day of such year. We reimburse Mr. Barrantes up to $750 per month for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Barrantes is entitled to participate on the same basis in all offered benefits or programs as any other employee. On June 30, 2009, we entered into an amended and restated employment agreement with Mr. Barrantes that provides that Mr. Barrantes is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

On December 14, 2007, we entered into an employment agreement with Christopher A. Wilson, under which he agreed to serve as our General Counsel, Vice President and Secretary. Under the employment agreement, Mr. Wilson receives a base annual salary of $200,000, and is eligible to receive an annual bonus each fiscal year of up to 35% of his base salary, provided he is employed on the last day of such year. Mr. Wilson is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement. We reimburse Mr. Wilson for up to $1,150 per month for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Wilson is entitled to participate on the same basis in all offered benefits or programs as any other employee.

Mr. Valenta, at his recommendation, has not been granted stock options. Mr. Barrantes and Mr. Wilson each received options to purchase an aggregate of 225,000 shares of common stock under our 2006 Stock Option Plan as of the respective dates of commencement of their employment. Mr. Barrantes’ and Mr. Wilson’s stock options have an exercise price of $7.30 and $9.05 per share, respectively (the closing sales price of the common stock on the date of grant), vest in five equal annual installments and expire ten years from the date of grant.

On August 1, 2006, Pac-Van entered into an employment agreement with Theodore Mourouzis, under which he agreed to serve as the President and Chief Operating Officer of Pac-Van. Under the employment agreement, Mr. Mourouzis receives a base annual salary of $250,000 and is eligible to receive an annual bonus each fiscal year of up to 60% of his base salary, provided he is employed on the last day of such year.

Royal Wolf employs Robert Allan pursuant to an employment agreement that will continue indefinitely, unless terminated by Mr. Allan or Royal Wolf upon at least six months’ notice. Under his employment agreement, Mr. Allan will receive a base annual salary of AUD $364,000 in fiscal year 2011 and is eligible to receive a targeted annual performance bonus of approximately AUD $160,000 based upon the achievement of specified performance indicators. The maximum annual performance bonus is subject to increase based upon consumer priced index increases. There is no severance or similar obligation to Mr. Allan under his employment agreement except that Royal Wolf may pay six months’ compensation to Mr. Allan in lieu of providing notice of termination of his employment as described above.

The employment agreements of Mr. Valenta, Mr. Barrantes, Mr. Wilson and Mr. Mourouzis will terminate upon the date of their death or in the event of a physical or mental disability that renders either of them unable to perform his duties for 60 consecutive days or 120 days in any twelve-month period. The employment agreement of Mr. Allan will terminate upon his death or in the event of physical or mental disability that renders him unable to perform his duties for a period of 12 weeks in any period of 24 consecutive weeks. Mr. Valenta, Mr. Barrantes, Mr. Wilson and Mr. Mourouzis may terminate their respective employment agreements at any time upon 30 days notice to us. Mr. Allan may terminate his employment with six months' prior notice. We may terminate the employment agreements at any time upon notice to Mr. Valenta, Mr. Barrantes, Mr. Wilson or Mr. Mourouzis or upon six months' prior notice to Mr. Allan.

Ronald Valenta, Charles Barrantes and Christopher Wilson are the only employees of General Finance Corporation who received compensation for services to the Company in fiscal year 2010. Robert Allan received compensation as Chief Executive Officer of GFN Australasia Holdings Pty Limited, which, with its subsidiaries, we refer to as “Royal Wolf,” an indirectly-owned Australian subsidiary.

In approving Mr. Valenta's, Mr. Barrantes’, Mr. Wilson’s, Mr. Mourouzis' and Mr. Allan's compensation, the Board of Directors reviewed information provided by management regarding the compensation of comparable level officers of public companies, including companies in the equipment leasing business. The Board also considered the size and stage of development of the Company, Mr. Valenta's, Mr. Barrantes’, Mr. Wilson’s, Mr. Mourouzis' and Mr. Allan's experience and prior compensation, and the scope of the services that each would be required to render. The Board of Directors determined that the compensation of Mr. Valenta, Mr. Barrantes, Mr. Wilson, Mr. Mourouzis and Mr. Allan should consist of a base salary, the opportunity for a material performance-based bonus and stock options.

Potential Payments Upon Termination of Employment or Change in Control

We have no agreements or arrangement with any executive officer that provides for payments upon termination of employment except that to the employment agreements of Mr. Valenta, Mr. Barrantes and Mr. Wilson under which each is entitled to a lump sum severance payment of twelve months base salary if we terminate their employment without “cause” or he terminates his employment for “good reason.” We have no other agreements or arrangements with any executive officer that provide for payments upon a change of control.

TRANSACTIONS WITH RELATED PERSONS

The Company has utilized certain accounting, administrative and secretarial services from affiliates of officers; as well as office space provided by an affiliate of Mr. Valenta. Effective January 31, 2008, the Company entered into a lease with an affiliate of Mr. Valenta for its new corporate headquarters in Pasadena, California. The rent is $7,393 per month, effective March 1, 2009, plus allocated charges for common area maintenance, real property taxes and insurance, for approximately 3,000 square feet of office space. The term of the lease is five years, with two five-year renewal options, and the rent is adjusted yearly based on the consumer price index. Rental payments were $113,000 in fiscal year 2009 and $110,000 in fiscal year 2010.

On October 1, 2008 we acquired Mobile Office Acquisition Corp., or MOAC, through a merger, or Merger. Pursuant to the Merger Agreement, the former stockholders of MOAC received approximately $19.4 million in cash, four million shares of restricted common stock of GFN (valued pursuant to the Merger Agreement at $7.50 per share with an aggregate value of $30 million) and a 20-month subordinated promissory note in the principal amount of $1.5 million issued by GFN North America Corp., our wholly-owned subsidiary. A special committee of independent directors of the Company was formed to determine whether to acquire MOAC because Ronald F. Valenta, our President, Chief Executive Officer and director, is a stockholder of MOAC. The stockholders of the Company approved the acquisition of MOAC on September 30, 2008, and the acquisition was completed on October 1, 2008.

Effective October 1, 2008, the Company entered into a services agreement through June 30, 2009 (the "Termination Date") with an affiliate of Mr. Valenta for certain accounting, administrative and secretarial services to be provided at the corporate offices and for certain operational, technical, sales and marketing services to be provided directly to the Company's operating subsidiaries. Charges for services rendered at the corporate offices will be, until further notice, at $7,000 per month and charges for services rendered to the Company's subsidiaries will vary depending on the scope of services provided. The services agreement provides for, among other things, mutual modifications to the scope of services and rates charged and automatically renews for successive one-year terms, unless terminated in writing by either party not less than 30 days prior to the Termination Date. Total charges to the Company for services rendered under this agreement totaled $234,000 ($63,000 at the corporate office and $155,000, plus out-of-pocket expenses of $16,000, at the operating subsidiaries) in fiscal year 2009 and $114,000 ($84,000 at the corporate office and $30,000 at the operating subsidiaries) in fiscal year 2010.

We have not adopted a formal written policy regarding transactions with related persons. However, in general, any such material transaction would require approval of the Board of Directors, with any interested director abstaining.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders who want to communicate with the Board of Directors or any individual director should write to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103. The letter should indicate that you are a stockholder of General Finance Corporation and set forth the number of shares you hold and how the shares are held if they are not registered in your name. Depending upon the subject matter, the Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Delegate the inquiry to management where it is a request for information about the Company or a stock-related matter; or

•	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic, or is repetitive or redundant.

STOCKHOLDER RECOMMENDATIONS FOR BOARD NOMINEES

The Company’s Bylaws require that a stockholder’s notice of a person or persons the stockholder wishes to nominate as director must be delivered in writing to the Company’s Secretary at 39 East Union Street, Pasadena, California 91103 not less than 60 days nor more than 90 days prior to the date of the 2011 Annual Meeting of Stockholders. If the Company does not publicly disclose the date of the 2011 Annual Meeting of Stockholders at least 70 days prior to the date of the meeting, a stockholder’s notice must be received by the Company’s Secretary not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure of such meeting was made.

We intend to hold our 2011 Annual Meeting of Stockholders in December 2011. As a result, if, for example, we hold our 2011 Annual Meeting of Stockholders on December 8, 2011 and publicly disclose or notify stockholders by mail of the date of the 2011 Annual Meeting of Stockholders at least 100 days prior to December 8, 2011, any notice given by a stockholder pursuant to these provisions of our Bylaws must be received no earlier than September 9, 2011 and no later than October 9, 2011.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and legal requirements. The Company will not consider any proposal or nomination that does not meet the requirements of the Company’s Bylaw and SEC requirements for submitting a nomination.

OTHER MATTERS

Management does not know of any matters to be presented to the Annual Meeting other than those set forth above. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with the recommendation of the Board of Directors and authority to do so is included in the proxy.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

We will furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedule thereto, to any stockholder who so requests by writing to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103.

By Order of the Board of Directors

Christopher A. Wilson General Counsel, Vice President and Secretary

Dated: October 15, 2010

PROXY

GENERAL FINANCE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

December 9, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 GENERAL FINANCE CORPORATION

The undersigned hereby appoints Charles E. Barrantes and Christopher A. Wilson, and each of them, the proxy or proxies of the undersigned with full powers of substitution each to attend and to vote at the Annual Meeting of Stockholders of General Finance Corporation to be held on December 9, 2010 at the office of General Finance Corporation located at 39 East Union Street, Pasadena, California, beginning at 10:00 a.m. local time, and any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present, in the manner indicated below and on the reverse side, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the Proxy Statement dated October 15, 2010.

(Please mark your choice like this /x/ in black or blue ink.)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
 “FOR” ALL NOMINEES,
AND
 “FOR” RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

(1)	Election of the following nominees as Class A directors:

David M. Connell
Manuel Marrero

☐ FOR	☐ WITHHOLD

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

(2)	Ratification of the selection of Crowe Horwath LLP as our independent auditors:

☐ FOR	☐ WITHHOLD

(This proxy is continued on the reverse side. Please date, sign and return promptly.)

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS (INCLUDING FORM 10-K) OF GENERAL FINANCE CORPORATION

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Date:	, 2010

Signature

Signature if held jointly

I plan to attend the Annual Meeting: Yes ☐ No ☐

This proxy will be voted FOR the nominees and FOR the ratification of the selection of independent auditors, unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the Annual Meeting.